                                                                   EXHIBIT 10.19

                                February 25, 2001


Constellation Software, Inc.
Attention: Mark Leonard, President
20 Adelaide St. E.
Suite 1200
Toronto, Ontario
M5C 2T6

Re: Agreement between Constellation Software, Inc. ("CSI"), Mark Leonard ("Leonard"), HTE, Inc. ("HTE") and HTE's Board of Directors
     (the "Agreement")

Dear Mark:

Under the terms of the Agreement, CSI must obtain HTE's written consent in order to purchase additional shares of HTE's common stock. Accordingly, subject to CSI's acceptance of the following terms and conditions, HTE hereby consents to CSI purchasing additional shares of HTE's common stock (the "Additional HTE Stock"):

         1.       The Additional HTE Stock shall not exceed 100,000 shares.

         2. The trade date(s) for the purchase(s) of the Additional HTE Stock shall take place prior to March 1, 2000.

         3. As long as CSI holds a beneficial ownership or interest in the Additional HTE Stock, CSI shall effect such action as may be necessary to ensure that all such shares are: (i) voted in favor of all of the nominees to, and proposals of, the board of directors as approved by the HTE Board; (ii) voted against any shareholder proposal not approved or recommended by the HTE Board; and (iii) voted and deemed to be present in person or by proxy at all meetings of the shareholders of HTE so that all shares may be counted for purposes of determining the presence of a quorum at such meeting.

         4. Except as specifically provided herein, the Additional HTE Stock acquired by Constellation shall be subject to and governed by the terms and conditions of the Agreement.

         5. HTE and CSI will diligently endeavor to negotiate and enter into an amendment to the Agreement prior March 31, 2001, which includes the following: (i) authorizes CSI to purchase up to an additional 400,000 shares of HTE's common stock; (ii) requires all additional shares of HTE's common stock which may be acquired by CSI hereunder to be voted in a manner consistent with the HTE Board's position on a particular matter, as provided in number 3; (iii) subjects all shares of HTE stock held by CSI to certain resale or transfer restrictions in the open market; and (iv) limits the number of shares of HTE stock which CSI may sale or transfer to a single group, entity or person.

Please indicate Constellation's approval and acceptance by signing below.

With kindest regards,

L. A. Gornto, Jr.
Executive Vice President, HTE, Inc.

Approved and Accepted by Constellation Software, Inc.

By: /s/ Mark Leonard
    -----------------------------------
    Mark Leonard, President